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                                                                 EXHIBIT 10.9

             WAIVER OF CERTAIN PROVISIONS OF THE STOCK PURCHASE AGREEMENT
                       DATED AS OF MARCH 7, 1997  BY AND AMONG
  VALUEVISION INTERNATIONAL, INC., NAVARRE CORPORATION AND NETRADIO CORPORATION

     This waiver is made and executed by the undersigned as of February 26, 1999.

     All of the capitalized terms herein shall have the meaning ascribed to them in the Stock Purchase Agreement by and among ValueVision International, Inc., NetRadio Corporation and Navarre Corporation dated as of March 7, 1997.

                                      RECITALS

     A. ValueVision International, Inc. ("ValueVision"), NetRadio Corporation ("NetRadio") and Navarre Corporation ("Navarre") are parties to that certain Stock Purchase Agreement dated March 7, 1997 (the "Stock Purchase Agreement") and ValueVision and Navarre are parties to that certain Conversion Agreement dated March 20, 1997 (the "Conversion Agreement");

     B. Section 9.15 of the Stock Purchase Agreement provides ValueVision with certain preemptive rights should NetRadio decide to issue and sell additional shares of any capital stock, warrants, or securities convertible into capital stock of NetRadio;

     C. Section 5 of the Stock Purchase Agreement provides that, among other things, if NetRadio achieves net revenues (excluding revenues from product sales) equal to or greater than $3.0 million in any rolling consecutive four quarter period, then for 180 days thereafter, NetRadio has the right to require ValueVision to make an additional investment of $500,000 in cash for such additional shares of NetRadio common stock equal to 4.95 percent of the issued and outstanding shares of NetRadio Common Stock after such issuance, and during such period ValueVision has the right to purchase 4.95 percent of the issued and outstanding shares of NetRadio Common Stock for $500,000;

     D. In September 1998, the Board of Directors of NetRadio sold a total of 40,000 shares of Common Stock at $1.64 per share to Donavan Pederson, Jan Anderson, David Witzig and Karen Paulson in a private sale (the "Private Sale");

     E. NetRadio has authorized the issuance of 2,000,000 shares of its Common Stock pursuant to its Stock Option Plan;

     F. Section 12 of the Stock Purchase Agreement provides ValueVision and Navarre with certain demand registration rights if NetRadio has not commenced an initial

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          public offering of Common Stock in a minimum aggregate amount of
          $10 million before on or about March 7, 2000;

     G. The Board of Directors and shareholders of NetRadio have engaged EVEREN Securities, Inc. as Underwriters to undertake an initial public offering of Common Stock of NetRadio (the "Offering");

     H.   The Offering may trigger ValueVision's preemptive rights under Section
          9.15 of the Stock Purchase Agreement;

     I. As of December 31, 1998, NetRadio had 5,922,500 shares of Common Stock outstanding of which Navarre held 5,000,000 shares and ValueVision held 882,500 shares. Based on discussion with the Underwriters, NetRadio believes that the Underwriters propose to sell approximately 3,000,000 shares to the public (before any stock split or reverse stock split);

     J. NetRadio and ValueVision have determined that NetRadio's right to require ValueVision to acquire additional shares of Common Stock and ValueVision's right to acquire shares of Common Stock under Section 5 of the Stock Purchase Agreement may impede the Offering;

     L. ValueVision, Navarre and NetRadio acknowledge that they will benefit from an initial public offering of NetRadio securities and the transactions contemplated thereby;

     In consideration of the foregoing recitals, the respective covenants and agreements contained herein, and for other valuable consideration the receipt and adequacy of which are hereby acknowledged, ValueVision, Navarre and NetRadio agree as follows:

     1. ValueVision hereby waives, as of the date hereof, all of its preemptive rights as set forth in Section 9.15 of the Stock Purchase Agreement to the extent such rights have been triggered by the Private Sale or the grant of options under the NetRadio Stock Option Plan through the date hereof.

     2.   ValueVision hereby waives its preemptive rights as set forth in
          Section 9.15 of the Stock Purchase Agreement for any shares of Common Stock issued to the public through an underwriting syndicate managed by EVEREN Securities, such waiver to be effective upon the closing (the "Closing") of the Offering, provided that the Offering will result in gross proceeds to NetRadio of at least $10,000,000.

     3.   ValueVision hereby waives its preemptive rights as set forth in
          Section 9.15 of the Stock Purchase Agreement to purchase additional securities of NetRadio in

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          connection with all future issuances by NetRadio of equity securities or rights to purchase equity securities, such waiver to be effective upon the Closing.

     4. Based upon the representation of NetRadio that the Offering is to be structured in the manner specified in Section H and assuming that the total number of shares of Common Stock to be sold by NetRadio in the Offering will not exceed 3,500,000, (before any stock split or reverse stock split), ValueVision and NetRadio hereby agree that the right of NetRadio in Section 5 of the Stock Purchase Agreement to require ValueVision to purchase Common Stock of NetRadio and the right of ValueVision to require NetRadio to sell Stock to it are terminated effective as of the Closing.

     5. ValueVision has decided not sell in the Offering and is waiving any rights it has to sell shares in the Offering, as part of the over-allotment option or otherwise. This waiver does not affect any future registration rights that ValueVision may have or may receive as part of this agreement.

     6. Immediately prior to the closing, NetRadio agrees to sell to ValueVision and ValueVision agrees to purchase from NetRadio 550,000 shares of Common Stock of NetRadio for aggregate consideration of $500,000, with payment to be made for the shares immediately prior to the Closing. Payment for such shares shall be made in cash. If the number of shares of Common Stock to be sold by NetRadio in the Offering exceeds 3,499,999, then the 550,000 shares of Common Stock to be issued to ValueVision hereunder shall be increased in accordance with the following formula: If the number of shares sold is 3,500,000 more, then ValueVision shall receive an additional 10,000 shares, plus an additional 7000 shares for each additional 100,000 shares sold by NetRadio in the Offering.

     7. In connection with the Offering, ValueVision shall have the registration rights attached as Exhibit A. As soon as practicable after the execution of this Agreement, NetRadio, Navarre and ValueVision will work to finalize the registration rights and other documents anticipated by this Agreement.

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IN WITNESS WHEREOF, the undersigned have caused this Waiver to be executed and to be dated as of the date written above.

VALUEVISION INTERNATIONAL, INC.,            NETRADIO CORPORATION,
a Minnesota corporation                        a Minnesota corporation

By: /s/ David T. Quimby                     By: /s/ Edward A. Tomechko
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Its: Vice President & General Counsel       Its:   President & C.E.O.
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NAVARRE CORPORATION,
a Minnesota corporation
By: /s/ Charles E. Cheney
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Its: C.F.O.
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                                     Exhibit A

1.   Demand right for the 550,00 shares 12 months after closing.
2. Demand right for all remaining shares of ValueVision 24 month after closing.
3.   Piggyback rights subject to reasonable underwriter backdown.
4. Indemnification and related rights similar to those in conversion agreement.
5.   Fees and expenses.
     a. If shares are sold in an offering with NetRadio selling, NetRadio and the selling shareholders will share all expenses pro rata.
     b. If there are only selling shareholders, the selling shareholders will share all expenses pro rata.
     c. If NetRadio grants to Navarre any registration rights in which NetRadio agrees to pay for expenses for Navarre as a selling shareholder, NetRadio will grant equal rights to ValueVision.